Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment #2 to the Registration Statement on Form F-1 of our audit report dated February 12, 2026, with respect to the combined balance sheets of SunScout Holding Limited as of June 30, 2025 and 2024, and the related combined statements of operations and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended June 30, 2025.

We also consent to the reference to us under the heading “Interest of Named Experts” in such Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

May 28, 2026